Exhibit 10.1

EXECUTION FINAL

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (herein, the “Amendment”) entered into as of October 14, 2019, is by and among MARKETAXESS HOLDINGS INC. (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, N.A (the “Administrative Agent”).

PRELIMINARY STATEMENTS

A.    The Borrower, the Administrative Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement dated as October 30, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof including pursuant to that certain Omnibus Amendment dated as of October 19, 2017, the “Existing Credit Agreement”).

B.    The Borrower has requested that the Lenders amend the Existing Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

C.    The Existing Credit Agreement as amended by this Amendment is hereinafter referred to as the “Credit Agreement”. Any capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO THE EXISTING CREDIT AGREEMENT.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Existing Credit Agreement shall be and hereby is amended as follows:

1.1.    Each of the following defined terms appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

“Broker-Dealer Subsidiary” means any Subsidiary that (a) is a “registered broker and/or dealer or other regulated investment firm or trading platform” under the Securities Exchange Act or under any similar foreign law or regulatory regime established for the registration of brokers and/or dealers or trading platform of securities and/or (b) is required to be registered under the Commodity Exchange Act or under any similar regulatory regime established for the registration of operators, merchants, brokers and/or dealers of commodities, including, but not limited to, future commissions merchants, introducing brokers and commodity pool operators. For the avoidance of doubt, MarketAxess Corporation, MarketAxess Europe Limited, MarketAxess Plataforma de Negociação Ltda., MarketAxess SEF Corporation, MarketAxess Capital Limited and MarketAxess Singapore PTE Limited are Broker-Dealer Subsidiaries.

“Maturity Date” means October 19, 2020, as may be extended pursuant to Section 2.21 herein.

“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary that satisfies all of the following conditions:

(a)    both before and immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, no Event of Default shall have occurred and be continuing;

(b)    both before and immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, the Borrower shall be in compliance on a pro forma basis with each financial covenant set forth in Section 6.09 (provided, however, that Borrower shall have a Consolidated Total Leverage Ratio equal to or less than 2.25:1.00), recomputed, in the case of each such financial covenant, (i) as if such Acquisition (and any other Permitted Acquisition consummated after the most recent Reference Period preceding the date of such Acquisition for which the Borrower has delivered Financial Statements), including the incurrence or assumption of any Indebtedness in connection therewith, had occurred on the first day of such Reference Period, (ii) with Consolidated Total Funded Debt and Unrestricted Cash measured as of the date of such Acquisition and immediately after giving effect to such Acquisition and any Indebtedness incurred or assumed in connection therewith, and (iii) with Consolidated EBITDA, Consolidated Adjusted EBITDA and Consolidated Interest Expense measured for such Reference Period (and, if the Indebtedness incurred or assumed has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Reference Period for purposes hereof determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the first day of such Reference Period);

(c)    in the case of an Acquisition involving the merger, amalgamation or consolidation of any Loan Party, the surviving Person shall, within the time period required by Section 5.10, be or simultaneously become a Loan Party pursuant to Section 5.10;

(d)    in the case of an Acquisition of a “registered broker and/or dealer or other regulated investment firm or trading platform” under the Securities Exchange Act, such Person is in compliance with Section 6.09(b); and

(e)    the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit G certifying that such Acquisition satisfies each of the foregoing clauses (a) through (d) and attaching evidence demonstrating pro forma financial covenant compliance (as required pursuant to clause (b) above) and compliance with the other conditions required by this definition, together with copies of corresponding pro forma financial statements (which may be internally prepared), in each case in form and substance satisfactory to the Administrative Agent (copies of which certificate and financial statements the Administrative Agent shall promptly provide to the Lenders).

1.2.    Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new defined terms in the correct alphabetical sequence to read as follows:

“Second Amendment Effective Date” means October 19, 2019.

1.3.    Section 1.01 of the Credit Agreement is hereby further amended by deleting the definition “Consolidated Interest Coverage Ratio” in its entirety.

1.4.    Article I of the Credit Agreement is hereby further amended by inserting the following new Section 1.07 immediately following Section 1.06 to read as follows:

SECTION 1.07. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration

(together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.13(b) of this Agreement, such Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.13, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.13(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.5.    Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

Section 2.13.    Alternate Rate of Interest; Illegality.

(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)     If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying the specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.13(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

1.6.    Section 5.01(d) of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

(d)    (i) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or any other Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange or distributed by the Borrower to its shareholders generally, as the case may be, and (ii) promptly after the same shall be filed with the Financial Industry Regulatory Authority (“FINRA”), copies of all Financial Operational Combined Uniform Single (“FOCUS”) reports filed by or with respect to any Broker-Dealer Subsidiary;

1.7.    Section 5.01(e) of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

(e)    promptly after receipt thereof by the Borrower or any Subsidiary, copies of each notice, examination report or other correspondence received from the SEC, the Securities Investor Protection Corporation or the Financial Industry Regulatory Authority (or comparable agency in any applicable foreign jurisdiction) concerning any examination or review, investigation or possible investigation, or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary;

1.8.    Section 5.01(f) of the Credit Agreement is hereby amended to delete the “.” at the end of such clause and replace with “; and”.

1.9.    Section 5.01 of the Credit Agreement is hereby amended to add the following clause (g) immediately following clause (f) thereof:

(g) promptly following the last day of each fiscal month of the Borrower (other than any such month that corresponds with a fiscal-quarter end or fiscal-year end for which financial statements are required to be delivered pursuant to Section 5.01(a) or (b)), the Borrower will furnish written notice to the Administrative Agent if the Borrower, as of such fiscal month end, would not be in compliance with Section 6.09(b) as of such fiscal month end. Notwithstanding anything herein to the contrary, the delivery of such notice and non-compliance with Section 6.09(b) as of such fiscal-month end shall not constitute a Default or Event of Default hereunder.

1.10.    Section 5.07 of the Credit Agreement is hereby amended to add the following additional sentence at the end thereof:

In addition, the Borrower will cause each of its Broker-Dealer Subsidiaries to (y) comply in all material respects with all applicable regulatory requirements for the protection of client funds and securities, including by maintaining required reserves and liquidity and (z) prohibit withdrawals from any reserve bank account that such Broker-Dealer Subsidiary is required to maintain pursuant to SEC Rule 15c3-3(e) below the minimum required balance thereto.

1.11    Section 5.10 of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

Section 5.10.    Additional Guarantors. In the event the Borrower acquires or creates any Domestic Subsidiary (other than (i) a Broker-Dealer Subsidiary or (ii) MarketAxess Colombia Corporation, subject to the MarketAxess Colombia Joinder Conditions), the Borrower shall forthwith promptly (and in any event within thirty days (or such longer time as the Administrative Agent may agree) after the acquisition or creation of such Domestic Subsidiary) cause such Domestic Subsidiary to become a Guarantor by delivering to the Administrative Agent joinders to the Guarantee Agreement and the Security Agreement (in each case in the form contemplated thereby), duly executed by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary agrees to be bound by the terms and provisions of the Guarantee Agreement and the Security Agreement, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation, replacement or supplemental Schedules to this Agreement and, for each Domestic Subsidiary other than an Immaterial Subsidiary, legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. For the avoidance of doubt, upon satisfaction of the MarketAxess Colombia Joinder Conditions, the Borrower shall comply with the terms and conditions of this Section 5.10 and cause MarketAxess Colombia Corporation to become a Guarantor hereunder.

1.12.    Section 6.06 of the Credit Agreement is hereby amended to add the following additional sentence at the end thereof:

Notwithstanding any Restricted Payment that would otherwise be permitted by the foregoing, the Borrower will not permit any Broker-Dealer Subsidiary to make a Restricted Payment that would cause such Broker-Dealer Subsidiary to fail to comply with any regulatory net capital requirements applicable to it.

1.13.    Section 6.09(b) of the Credit Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

(b)    Broker-Dealer Subsidiaries. The Borrower will not permit the monthly Regulatory Net Capital maintained by MarketAxess Corporation and MarketAxess Capital Limited to be less than the amount that is 25% greater than the amount required to meet all net capital requirements imposed by any applicable regulatory authority on or with respect to MarketAxess Corporation and MarketAxess Capital Limited. The Borrower shall make such computations demonstrating compliance as of the last day of each fiscal quarter concurrently with any delivery of financial statements under Section 5.01 (a) or (b) and a duly completed Compliance Certificate.

1.14.    Exhibit D of the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit D attached hereto as Exhibit A.

1.15.    The Credit Agreement is hereby further amended by adding a new Exhibit G thereto in the form attached hereto as Exhibit B.

1.16.    The Credit Agreement is hereby further amended by replacing each reference to “Joyce King” in the Credit Agreement (including, for the avoidance of doubt, Section 9.01 and any Schedule or Exhibit to the Credit Agreement) with “LaDesiree Williams”.

SECTION 2. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.    The Borrower, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.

2.2.    The Administrative Agent shall have received all other agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit C attached hereto, each in form and substance reasonably satisfactory to the Administrative Agent.

2.3.    Since December 31, 2018, there has been no event, development or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.4.    The Borrower shall have paid on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable and documented fees and expenses of one external counsel for the Administrative Agent, in each case to the extent invoiced as of the date of this Amendment.

2.5.    As consideration for the extension of the Maturity Date and the other agreements set forth in this Amendment, the Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, an extension fee (the “Extension Fee”) as set forth in Section 2.21 of the Credit Agreement in an amount equal to 0.10% of each Lender’s Commitment under the Credit Agreement, such Extension Fee due and payable on the date hereof.

2.6.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

SECTION 3. REPRESENTATIONS.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof (a) the representations and warranties set forth in the Loan Documents are and shall be and remain true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the date hereof except for representations and warranties that relate to a prior date, which shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the applicable date on which they were made and (b) no Default or Event of Default has occurred and is continuing after giving effect to this Amendment or shall result immediately after giving effect to this Amendment.

In addition, the Borrower, by executing this Amendment, hereby represents and warrants that the Person executing this Amendment on behalf of such party is duly authorized to do so, such party has full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment, and this Amendment constitutes the valid and legally binding obligation of such party and is enforceable against such party in accordance with its terms.

SECTION 4. MISCELLANEOUS.

4.1.    This Amendment amends the Existing Credit Agreement. The execution of this Amendment and any other Loan Documents executed in connection herewith does not extinguish the indebtedness outstanding in connection with the Existing Credit Agreement nor does it constitute a novation with respect to such indebtedness. The Grantors previously executed and delivered to the Lenders the Security Agreement and certain other Collateral Documents. Each Grantor hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Lenders thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment. In addition, the Borrower hereby ratifies and confirms its obligations under each other Loan Document, including but not limited to the Amended and Restated Guarantee Agreement.

4.2.    Except as specifically amended herein, the Credit Agreement and each other Loan Document shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.3.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

[SIGNATURE PAGES TO FOLLOW]

This Second Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.

MARKETAXESS HOLDINGS INC., as Borrower

By:	/s/ Antonio L. DeLise
Name:	Antonio L. DeLise
Title:	CFO

[Signature Page to Second Amendment – MarketAxess Holdings Inc.]

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Jennifer M. Dunneback
Name:	Jennifer M. Dunneback
Title:	VP